HYPERION TELECOMMUNICATIONS, INC. COMPLETES NAME CHANGE TO
                       ADELPHIA BUSINESS SOLUTIONS, INC.

COUDERSPORT, Pa., October 25, 1999 -- John J. Rigas, Chairman and Chief Executive Officer of Adelphia Communications Corporation (NASDAQ: ADLAC) announced today that Adelphia's majority owned subsidiary, Hyperion Telecommunications, Inc., has completed the change of its legal name to Adelphia Business Solutions, Inc. The Company's stockholders approved the name change at its annual stockholder meeting on October 25, 1999. John J.
Rigas also serves as the Chairman of Adelphia Business Solutions, Inc.

The NASDAQ National Market ticker symbol for Adelphia Business Solutions, Inc. Class A Common Stock will be "ABIZ." The predecessor ticker symbol for the Class A Common Stock was "HYPT" prior to the name change. The change in the NASDAQ ticker symbol is expected to be effective at the opening of the market on Wednesday, October 27, 1999.

Adelphia Business Solutions was formed in 1991 by Adelphia Communications Corporation, one of the nation's largest cable television providers, to provide integrated communication services to business customers. By the year 2001, Adelphia Business Solutions will serve approximately 200 cities throughout the United States over its fully redundant, 33,000-mile local and long-haul fiber optic network. This network serves as the backbone for the Company's full line of communication service offerings, including local and long distance voice services, messaging, high-speed data and Internet services. For more information about Adelphia Business Solutions, visit the Company's web site at http://www.adelphia-abs.com.


Contact:  Timothy J. Rigas, Chief Financial Officer  (814) 274-9830